Exhibit 4.12

ADMINISTRATION AGREEMENT

                THIS ADMINISTRATION AGREEMENT, dated as of December 22, 2000 (this "Agreement"), by and among DELTA FUNDING RESIDUAL HOLDING TRUST 2000-1, a Delaware business trust (the "Trust"), DELTA FUNDING CORPORATION, a New York corporation ("Delta Funding"), as administrator of the Trust under this Agreement (in such capacity, an "Administrator") and U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association incorporated under the laws of the United States, ("U.S. Bank") (the "Bank"), as administrator of the Trust under this Agreement (in such capacity, an "Administrator" and together with Delta Funding, the "Administrators").

W I T N E S S E T H:

               WHEREAS, the Trust is a business trust under the Delaware Business Trust Act (12 Del.C.ss.3801 et seq.) created pursuant to a Deposit Trust Agreement, dated as of December 19, 2000 (the "Trust Agreement"), between DF Special Holdings Corporation, a Delaware corporation, as depositor (in such capacity, the "Depositor"), and Wilmington Trust Company, as owner trustee (the "Owner Trustee");

               WHEREAS, the Owner Trust Certificates are being issued pursuant to the Trust Agreement and will represent the ownership of the beneficial interests in the Trust;

               WHEREAS, the Trust desires to have each Administrator perform certain duties of the Trust and the Owner Trustee under the Operative Agreements; and

               WHEREAS, each Administrator has the capacity to provide the services required hereby and is willing to perform such services for the Trust and the Owner Trustee on the terms set forth herein.

               NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

               Section 1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Trust Agreement as in effect on the date hereof.

               Section 2. Duties of the Administrators.

                              (a)     Duties with Respect to the Operative Agreements.

               (i)     The Administrator shall perform such calculations and shall prepare for execution by the Trust, the Owner Trustee or the Certificateholders or shall cause the preparation by other appropriate Persons of all such documents, reports, filings (including tax filings), instruments, certificates and opinions and take such action as it shall be the duty of the Trust or the Owner Trustee to prepare, file, deliver or take pursuant to the Trust Agreement, including, without limitation, pursuant to the following sections of the Trust Agreement: Sections 4.2 (with respect to the final payment on the Owner Trust Certificates), 4.3 (with respect to statements to Certificateholders), and 12.1 (with respect to transfers of Owner Trust Certificates). In accordance with the directions of the Trust or the Owner Trustee, the Administrator shall administer, perform or supervise the performance of such other activities in connection with the Operative Agreements as are not covered by any of the foregoing provisions and as are expressly requested by the Trust or the Owner Trustee in writing and are reasonably within the capability of the Administrator. In addition, the Owner Trustee on behalf of the Trust retains the right to give instructions and directions to the Administrators with respect to all of the foregoing provisions and the Administrators shall follow any such directions or instructions of the Owner Trustee. The Owner Trustee agrees to provide promptly to the Administrator any information in its possession requested by the Administrator or necessary for the Administrator to perform its duties hereunder.

                (ii)     U.S. Bank, as Administrator, shall prepare Uniform Commercial Code filings required by the Trust and any continuation statements for execution by the Owner Trustee and shall timely file with the appropriate jurisdictions and record such continuation statements.

                (iii)     The Administrator shall be responsible for promptly notifying the Owner Trustee in the event that any withholding tax is imposed on the Trust's payments (or allocations of income) to a Certificateholder. Any such notice shall be in writing and specify the amount of any withholding tax required to be withheld by the Owner Trustee pursuant to such provision.

                (iv)     So long as Delta Funding is an Administrator, Delta Funding shall perform the obligations in this subsection (a) (i) and (iii), provided however that the Owner Trustee only, and not Delta Funding, shall at all times have custody of all Trust Account Property and of the Trust Estate, and that Delta Funding shall not administer any of the Trust Accounts or any payments or transfers out of the Trust Accounts or the Trust Estate.

                                 (b)     Performance of Duties.

                (i)    In carrying out its duties hereunder each Administrator may enter into transactions or otherwise deal with any of its Affiliates; provided, however, that the terms of any such transactions or dealings shall be in accordance with any written directions received from the Owner Trustee and shall be, in the applicable Administrator's opinion, no less favorable to the Trust than would be available from unaffiliated parties.

                (ii)    In carrying out any of its obligations under this Agreement, each Administrator may act either directly or through agents, attorneys, accountants, independent contractors and auditors and enter into agreements with any of them. Neither Administrator shall be responsible for the actions of any such Persons appointed with due care.

                                (c)     Non-Ministerial Matters.

                (i)    Notwithstanding anything to the contrary herein, with respect to matters that in the reasonable judgment of the applicable Administrator are non-ministerial, such Administrator shall not be under any obligation to take any action, and in any event shall not take any action.

                (ii)     Notwithstanding anything to the contrary in this Agreement, neither Administrator shall be obligated to, and shall not, take any action that the Owner Trustee directs in writing that such Administrator not to take on its behalf or on behalf of the Trust.

                                 (d)     Additional Information to be Furnished to the Owner Trustee.   Each Administrator shall furnish to the Owner Trustee from time to time such additional information in such Administrator's possession regarding the Trust or the Trust Agreement as the Owner Trustee shall reasonably request.

                Section 3. Records. Each Administrator shall maintain appropriate books of account and records relating to the Trust and the services performed hereunder, which books of account and records shall be accessible for inspection by the Trust and the Depositor at any time during normal business hours.

                Section 4. Compensation. U.S. Bank Trust National Association will be compensated as set forth in that certain letter agreement, dated August 25, 2000, by and among U.S. Bank and Delta Financial Corporation.

                Section 5. Independence of the Administrators. For all purposes of this Agreement, each Administrator shall be an independent contractor and shall not be subject to the supervision of the Trust or the Owner Trustee with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly set forth herein or otherwise authorized by the Trust, neither Administrator shall have any authority to act for or represent the Trust or the Owner Trustee in any way and shall not otherwise be deemed an agent of the Trust or the Owner Trustee.

                Section 6. No Joint Venture. Nothing contained in this Agreement (i) shall constitute either Administrator and the Trust, the Owner Trustee or the Depositor as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) shall be construed to impose any liability as such on any of them or (iii) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.

                Section 7. Other Activities of the Administrators. Nothing herein shall prevent either Administrator or its Affiliates from engaging in other businesses or, in its sole discretion, from acting in a similar capacity as an administrator for any other Person even though such Person may engage in business activities similar to those of the Trust or the Owner Trustee.

                Section 8.     Term of Agreement; Resignation and Removal of Administrators.

                (a)     This Agreement shall continue in force until the termination of the Trust, upon which event this Agreement shall automatically terminate.

                (b)     Subject to Section 8(f), U.S. Bank shall not be permitted to resign from the obligations and duties hereby imposed on it, except either:

                                (i) upon the determination that such obligations and duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it; or

                                (ii) at any time it ceases for any reason whatsoever to perform its obligations as Trustee under the Indenture, in which case U.S. Bank must resign as Administrator hereunder.

                Any determination permitting the resignation of U.S. Bank under clause (i) above shall be evidenced by an opinion of counsel to such effect delivered to the Trust; provided, however, that U.S. Bank may resign from its obligations as an Administrator hereunder at any time that it determines in its sole discretion that events have occurred which create a conflict between its duties hereunder and its duties as Trustee under the Indenture, any such determination to be evidenced by an officers’ certificate of U.S. Bank to such effect.

                (c)     Subject to Section 8(f), Delta Funding shall not resign from the obligations and duties hereby imposed on it except upon the determination that its duties hereunder are no longer permissible under applicable law. Any such determination pursuant to the preceding sentence permitting the resignation of Delta Funding shall be evidenced by an opinion of counsel to such effect obtained at the expense of Delta Funding and delivered to the Trust and the Collateral Agent.

                (d)     Subject to Section 8(f) of this Agreement, the Trust may remove either Administrator without cause by providing such Administrator with at least 30 days' prior written notice.

                (e)     Subject to Section 8(f) of this Agreement, at the sole option of the Trust, either Administrator may be removed immediately upon written notice of termination from the Trust to such Administrator if any of the following events shall occur:

                (i)     the Administrator shall default in the performance of any of its duties under this Agreement and, after notice of such default, shall not cure such default within ten days (or, if such default cannot be cured in such time, shall not give within ten days such assurance of cure as shall be reasonably satisfactory to the Trust);

                (ii)     a court having jurisdiction in the premises shall (x) enter a decree or order for relief in respect of the Administrator in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or (y) appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Administrator or any substantial part of its property or (z) order the winding-up or liquidation of the Administrator's affairs; or

                (iii)     the Administrator shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Administrator or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due; or

(iv) In the case of Delta Funding, if in the reasonable business judgment of the Owner Trustee, Delta Funding is unable or unwilling to carry out its obligations as Administrator under this Agreement.

                Each Administrator agrees that if any of the events specified in clauses (ii) or (iii) of this Section shall occur, it shall give written notice thereof to the Trust, the Owner Trustee, and the other Administrator within one day after the happening of such event.

                (f) No resignation or removal of U.S. Bank pursuant to this Section shall be effective until (i) a successor Administrator shall have been appointed by Delta Funding (with the consent of the Owner Trustee which consent shall not be unreasonably withheld and, so long as the Notes are outstanding, the consent of the Collateral Agent) and (ii) such successor Administrator shall have agreed in writing to be bound by the terms of this Agreement in the same manner as the Administrator is bound hereunder.

                No resignation or removal of Delta Funding pursuant to this Section shall be effective until U.S. Bank (or any successor to U.S. Bank as an Administrator hereunder) has assumed Delta Funding’s duties as a successor Administrator pursuant to the terms of this Agreement as set forth below. In furtherance of the foregoing, on and after the time Delta Funding resigns or receives notice of removal under this Agreement, U.S. Bank (or any successor to U.S. Bank as an Administrator hereunder) shall be the successor in all respects to Delta Funding in its capacity as an Administrator under this Agreement and shall be subject to all the responsibilities and duties relating thereto and arising thereafter by the terms and provisions hereof.

                Section 9. Action upon Termination, Resignation or Removal. Promptly upon the effective date of termination of this Agreement pursuant to Section 8(a) of this Agreement or the resignation or removal of either Administrator pursuant to Section 8(b), 8(c), 8(d) or 8(e) of this Agreement, respectively, the Administrators, in the case of termination of this Agreement pursuant to Section 8(a), or the related Administrator, in the case of resignation or removal of such Administrator pursuant to Section 8(b), 8(c), 8(d) or 8(e) shall be entitled to be paid all reimbursable expenses accruing to it to the date of such termination, resignation or removal. Each Administrator shall forthwith upon such termination pursuant to Section 8(a) of this Agreement deliver to the Trust all property and documents of or relating to the Owner Trust Certificates or the Trust Estate then in the custody of the Administrator. In the event of the resignation or removal of either Administrator pursuant to Section 8(b), 8(c), 8(d) or 8(e) of this Agreement, such Administrator shall cooperate with the Trust and take all reasonable steps requested to assist the Trust in making an orderly transfer of the duties of such Administrator.

                Section 10. Notices. Any notice, report or other communication given hereunder shall be in writing and addressed as follows: (a) in the case of the Trust or the Owner Trustee, Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration, (b) in the case of Delta Funding, 1000 Woodbury Road, Woodbury, New York 11797 Attention: Marc Miller, General Counsel; and (c) in the case of U.S. Bank 100 Wall Street, 16th Floor, New York, NY 10005, Attention: Amy S. Roberts, Vice President; or as to each such Person such other address as any such party shall have provided to the other parties in writing. Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, postage prepaid, or hand-delivered to the address of such party as provided above.

                Section 11. Amendments.

                This Agreement may be amended from time to time by the parties hereto but only with the written consent of the Collateral Agent.

                Section 12. Successors and Assigns. This Agreement may not be assigned by either Administrator unless such assignment is previously consented to in writing by the Trust and, so long as the Notes are outstanding, the consent of the Collateral Agent. An assignment with such consent, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the applicable Administrator is bound hereunder. Notwithstanding the foregoing, this Agreement may be assigned by either Administrator without the consent of the Trust or the Owner Trustee to a corporation or other organization that is a successor (by merger, consolidation or purchase of assets) to the business of the Administrator; provided, however, that such successor organization executes and delivers to the Trust and the Owner Trustee an agreement in which such corporation or other organization agrees to be bound hereunder by the terms of said assignment in the same manner as such Administrator is bound hereunder. Subject to the foregoing, this Agreement shall bind any successors or assigns of such parties hereto.

                Section 13.    Governing Law.    THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

                Section 14.     Headings.     The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

                Section 15. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall together constitute but one and the same agreement.

                Section 16. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                Section 17. Limitation of Liability.

                Notwithstanding anything contained herein to the contrary, this instrument has been executed by Wilmington Trust Company not in its individual capacity but solely in its capacity as Owner Trustee of the Trust and in no event shall Wilmington Trust Company in its individual capacity have any liability for the representations, warranties, covenants, agreements or other obligations of the Trust hereunder, as to all of which recourse shall be had solely to the assets of the Trust.

                 IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

DELTA FUNDING RESIDUAL HOLDING TRUST 2000-1, By: WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Owner Trustee By: Name: Title:

U.S. BANK TRUST NATIONAL ASSOCIATION, as Administrator By: Name: Title:

DELTA FUNDING CORPORATION, as Administrator By: Name: Title: